CONTACTS:

Angus C. Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE

April 1, 2003

NATIONAL VISION ANNOUNCES 2002 FINANCIAL RESULTS,
RESTATEMENT OF 2001 FINANCIAL STATEMENTS
and
REDEMPTION OF $2.9 MILLION OF SENIOR NOTES

LAWRENCEVILLE, GEORGIA – National Vision, Inc., the nation’s fifth largest optical company, today announced that it will restate its 2001 financial statements in order to adjust deferred income tax assets and liabilities that were recorded under “fresh start” accounting upon the Company’s emergence from bankruptcy proceedings as of June 2, 2001. Upon completion of the restatement, the Company expects the December 29, 2001 balance sheet to reflect a current deferred income tax asset of approximately $5 million and a related deferred income tax liability of approximately the same amount.  The Company also expects to make substantial revisions to the footnote disclosure relating to income taxes.  The Company also announced that it would postpone its annual meeting of shareholders, previously scheduled for June 26, 2003, to a date that will be subsequently announced.

The Company does not expect these adjustments to affect its cash position, or its operating income or earnings before interest, taxes, depreciation and amortization (EBITDA) in any prior or future period, nor to affect any previously calculated mandatory redemption amount related to its senior notes.

The 2001 financial statements were audited by Arthur Andersen LLP.  Since Arthur Andersen LLP has ceased operations, thereby eliminating the possibility of the re-issuance of their audit report, the entire 2001 financial statements must be re-audited.  The Company has engaged Deloitte & Touche LLP, its current auditors, to perform such audit, which is expected to be completed June 2003.  The Company will file its Annual Report on Form 10-K containing audited financial statements for 2002, 2001 and 2000 as soon as practicable after such audit is completed.  In the interim, the Company expects to file unaudited supplemental information concerning 2002 results in a Current Report on Form 8-K within five business days.

The Company has no reason to believe that there will be any need to adjust any items in the 2001 financial statements to be presented in the 2002 Form 10-K other than the deferred income tax accounts and footnote disclosure described above.  However, there can be no assurance that the re-audit will not lead to additional adjustments.

The adjustments described above are not expected to have any impact on the 2002 financial results, although there can be no assurance that additional adjustments will not arise from the re-audit of the 2001 financial statements.  Subject to such qualification, the Company announced the following preliminary unaudited results for the three months and twelve months ended December 28, 2002.

National Vision, Inc.
April 1, 2003
Page Two

For the quarter, the Company recorded net sales of $61.5 million and gross profit of $31.7 million, versus net sales and gross profit of $57.2 million and $30.1 million, respectively, recorded in the comparable period last year.  Comparable store sales from domestic stores increased by +5.5% from levels recorded in the comparable period last year.  Operating income in the current period was $92,000, an increase of $140,000 over amounts recorded in the comparable period last year.  Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current period were $4.5 million, down slightly from EBITDA of $4.9 million achieved in the comparable period last year.  At the end of the fourth quarter, the Company operated 518 vision centers, versus 514 vision centers at the end of the fourth quarter a year ago.  Of the Company’s vision centers open at December 28, 2002, 399 are in domestic Wal*Mart stores, 37 are in Wal*Mart de Mexico stores, 58 are located in Fred Meyer stores, and 24 are on military bases throughout the United States.  Subsequent to year-end and as of March 31, 2003, the Company has closed thirteen Wal*Mart vision centers in accordance with the Wal*Mart master license agreement.

For the twelve months ended December 28, 2002, net sales were $247.0 million and gross profit was $135.2 million, versus pro forma net sales and gross profit of $237.9 million and $130.8 million, respectively, recorded in the comparable period last year from the Company’s continuing operations.  Comparable store sales for our domestic stores were up +2.0% from levels recorded in the comparable period last year.  Operating income for the current year was $6.5 million, a decrease of approximately $0.9 million compared to the pro forma prior year amount of $7.4 million. Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased by 8.4% in the current period to $25.5 million from pro forma EBITDA of $23.5 million in the comparable period a year ago.  Pro forma EBITDA for 2001 includes a significant provision for managed care receivables of $2.9 million.

All references to pro forma results in this release refer to results of the Company’s host vision centers after giving effect to the dispositions made during the Company’s reorganization process as if they had occurred at the beginning of the periods indicated.  Additionally, pro forma results are prior to restructuring and reorganization costs incurred during the bankruptcy proceedings.  A reconciliation between pro forma results and historical results is set forth in the attached financial tables.

The Company also announced that, on February 28, 2003, it had redeemed $2.9 million of its outstanding senior notes due 2009.  Under the indenture governing the Company’s senior debt, the Company is obligated every six months to redeem its senior notes in accordance with an “Excess Cash Flow” formula.  The Company’s cash balance at year-end was $9.0 million.  In the first quarter of 2003, the Company made several large cash payments totaling approximately $13.4 million, including the principal repayment, the semi-annual interest payment and the final 2002 rent reconciliation payment to Wal*Mart.  Management believes that cash flow from operations and availability under the revolving credit facility will provide sufficient liquidity during 2003.

National Vision, Inc.
April 1, 2003
Page Three

The Company adopted “fresh start” accounting on June 2, 2001.  The attached Pro Forma Condensed Consolidated Statements of Operations present pro forma information for the continuing businesses. Due to the fresh start accounting and the disposition of unprofitable store operations, the results since June 2, 2001 are generally not comparable to periods prior to this date.

The general public can access the Company’s historical 10-K financial reports and press releases via the Company’s web site at www.nationalvision.com.   Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov. The Company’s common stock and senior notes are listed on the American Stock Exchange. The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

- FINANCIAL TABLES TO FOLLOW -

This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal*Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

National Vision, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three months ended	Three months ended
	December 28, 2002	December 29, 2001

Retail sales, net	$60,676	$57,196
Premium revenue	790	--

Total net sales	61,466	57,196
Cost of goods sold	29,759	27,096

Total gross profit	31,707	30,100
Selling, general & administrative expense	31,616	30,148

Operating income	92	(48)
Interest expense, net	2,945	3,607

Loss before taxes and extraordinary item	(2,854)	(3,655)
Income taxes	--	--

Loss before extraordinary item	(2,854)	(3,655)
Extraordinary item, net of tax	1,019	--

Net loss	$(1,835)	$(3,655)

Basic and diluted loss per share:
Before extraordinary item	$(0.57)	$(0.73)
Extraordinary item	0.20	--

Net loss per share	$(0.37)	$(0.73)

	Successor		|	Predecessor
			|
	Year ended	Seven months ended	|	Five months ended
	December 28, 2002	December 29, 2001	|	June 2, 2001
			|
Retail sales, net	$244,860	$135,543	|	$120,557
Premium revenue	2,160	--	|	--
			|
Total net sales	247,020	135,543	|	120,557
Cost of goods sold	111,806	61,488	|	54,761
			|
Total gross profit	135,214	74,055	|	65,796
Selling, general & administrative expense	128,715	71,526	|	64,977
			|
Operating income	6,499	2,529	|	819
Interest expense, net	13,629	8,389	|	1,150
			|
Loss before reorganization item & taxes	(7,130)	(5,860)	|	(331)
Reorganization gain	--	--	|	(96,472)
			|
Earnings / (loss) before taxes and extraordinary item	(7,130)	(5,860)	|	96,141
Income taxes	--	--	|	--
			|
Net earnings / (loss) before extraordinary items	(7,130)	(5,860)		96,141
Extraordinary items, net of tax	1,566	--		17,182

Net income / (loss)	$(5,564)	$(5,860)	|	$113,323
			|
			|
Basic and diluted earnings / (loss) per share:			|
Before extraordinary items	$(1.42)	$(1.17)	|	$4.54
Extraordinary items	0.31	--	|	0.81
			|
Net earnings / (loss) per share	$(1.11)	$(1.17)	|	$5.35
			|

National Vision, Inc.
Pro Forma Condensed Consolidated Statement of Operations and Reconciliation of Operating Income to EBITDA (a)
(in thousands -- unaudited)

	Three Months Ended		Year Ended

				Pro Forma
	December 28, 2002	December 29, 2001	December 28, 2002	December 29, 2001

Total net sales	$61,466	$57,196	$247,020	$237,885
Total cost of goods sold	29,759	27,096	111,806	107,085

Total gross profit	31,707	30,100	135,214	130,800
Selling, general and administrative expense (b), (c)	31,616	30,148	128,715	123,426

Operating income	92	(48)	6,499	7,374
Addback: Depreciation and amortization expense	4,387	4,910	18,999	16,149

EBITDA (d)	$4,479	$4,862	$25,498	$23,523

Capital expenditures	$2,231	$1,445	$5,209	$4,715

National Vision, Inc.
Condensed Consolidated Balance Sheets (e)
(in thousands -- unaudited)

	December 28, 2002	December 29, 2001

Assets:
Cash	$9,020	$9,846
Accounts receivable, net	2,164	3,939
Inventories	18,058	18,621
Other current assets	979	636
Net property and equipment	17,992	24,682
Other assets and deferred costs, net	1,004	1,561
Deferred tax assets	1,543	5,417
Intangible value of contractual rights, net (f)	100,960	109,246

	$151,720	$173,948

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$27,002	$29,642
Deferred tax liabilities	1,543	5,032
Senior subordinated notes	109,706	120,000
Total shareholders' equity	13,469	19,274

	$151,720	$173,948

(a)	Pro-Forma results represent unaudited financial results for the continuing businesses for the periods indicated, and are prior to restructuring and reorganization costs incurred during the bankruptcy proceedings.

(b)	For the year ended December 28, 2002, the Company recorded depreciation expense related to fresh start accounting and amortization expense of intangible value of contractual rights, which, in the aggregate, exceeded amounts recorded in the prior nine months by approximately $3.8 million. Also, SG&A expense for 2001 includes a significant non-cash charge incurred for uncollectible accounts receivable of $2.9 million.

(c)	SG&A expense for 2002 includes approximately $1.0 million incurred in the fourth quarter related to organization changes, including outside consulting fees.
(d)	EBITDA represents earnings before interest, taxes, depreciation and amortization expense prior to restructuring and reorganization costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service or incur indebtedness, and it is the basis for the calculation of the Company's Excess Cash repayment under the senior subordinated notes. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principals (GAAP), is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of the Company's operating performance or as a measured of liquidity.

(e)	These unaudited financial statements are subject to change, in light of the anticipated re-audits of the Company's financial statements for 2001.
(f)	Intangible value of contractual rights was established upon emergence from bankruptcy. This amount will be amortized on a straight-line basis over a 15-year period.

National Vision, Inc.
Condensed Consolidated Statement of Operations
Reconciliation of Pro Forma Information with Historical Consolidated Statements of Operations
(in thousands -- unaudited)

	Year Ended
	December 29, 2001

	As Reported (A)	Adjustments		Pro Forma

Total net sales	$256,100	$18,215	(C)	$237,885
Cost of goods sold	116,249	9,164		107,085

Total gross profit	139,851	9,051		130,800
Less selling, general & administrative (B)	136,503	13,077	(C)	123,426

Operating income / (loss)	3,348	(4,026)		7,374
Addback depreciation and amortization	16,233	84	(C)	16,149

EBITDA (D)	$19,581	$(3,942)		$23,523

(A)	Represents the combination of the Predecessor Company's financial results for the five months ended June 2, 2001, and the Successor Company's financial results for the seven months ended December 29, 2001. No pro forma results are presented for the three months ended December 29, 2001 or the year ended December 28, 2002, as these periods did not include the freestanding operations or any restructuring expenses.

(B)	Includes a significant non-cash charge incurred for uncollectible accounts receivable of the Predecessor Company totaling $3.9 million, of which $2.9 million is related to ongoing host operations.
(C)	Represents the results of the freestanding operations that were either sold or closed during the restructuring of the Company.
(D)	EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service or incur indebtedness, and it is the basis for the calculation of the Company's Excess Cash repayment under the senior subordinated notes. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principals (GAAP), is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations ( as determined in accordance with GAAP) and should not be considered an indication of the Company's operating performance or as a measure of liquidity.